EXHIBIT 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Executive Vice President	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Announces Second Quarter and Six Month Revenues and Earnings
•	Revenues rose 8.1% to $436 million for the second quarter

•	Second quarter income from continuing operations was $39 million, or $0.22 cents per diluted share

•	Company opened 17 new stores and relocated/expanded 15 existing stores during quarter

•	August comparable store sales currently trending down in the high single digit range, with Chico’s trending down in the mid single digit range and WH|BM trending down in the low double digit range
     Fort Myers, FL - August 29, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2007 second quarter and six months ended August 4, 2007.
     Net sales for the second quarter ended August 4, 2007 increased 8.1% to $436 million from $403 million for the fiscal 2006 second quarter ended July 29, 2006. Income from continuing operations for the fiscal 2007 second quarter was $39 million, or $0.22 a diluted share, compared to income from continuing operations of $54 million, or $0.31 a diluted share in the prior year’s second quarter. As previously reported, comparable store sales decreased 5.6% for the thirteen week period ended August 4, 2007 compared to the comparable thirteen week period last year ended August 5, 2006 (with the Chico’s brand same store sales decrease being approximately 6% and the WH|BM brand’s same store sales decrease being approximately 3%).
     Net sales for the six months ended August 4, 2007 increased 12.0% to $889 million from $794 million for the prior year’s six months ended July 29, 2006. Income from continuing operations for the six months was $88 million, or $0.50 a diluted share, compared to $107 million, or $0.60 a diluted share, in the first six months of the prior year. As previously reported, comparable store sales decreased 3.6% for the twenty-six week period ended August 4, 2007 compared to the comparable twenty-six week period last year ended August 5, 2006 (with the Chico’s brand same store sales decrease being approximately 4% and the WH|BM brand’s same store sales decrease being approximately 3%).

     Gross profit for the second quarter increased 3.2% to $252 million from $244 million in the prior year’s second quarter. Gross profit as a percentage of sales for the current quarter was 57.7%, compared to 60.4% in the prior year’s second quarter. WH|BM front-line stores’ merchandise margins in the second quarter decreased by approximately 360 basis points compared to the prior year’s second quarter. The margin decrease at WH|BM was attributable primarily to a higher markdown rate. At the same time, the Chico’s front-line stores’ merchandise margins decreased by approximately 120 basis points due primarily to a higher markdown rate and, to a lesser extent, from a slightly lower initial markup on new products. To a lesser extent, the Company’s overall gross margin was also impacted by the mix effect resulting from the WH|BM and Soma Intimates sales continuing to become a larger portion of the Company’s overall net sales (both WH|BM and Soma brands operate with lower gross margins than the gross margins experienced by the Chico’s brand), and by the Company’s continued investment in its product development and merchandising functions for each of its three brands.
     Selling, general and administrative expenses (“SG&A”) for the second quarter increased 20.7% to $194 million from $161 million in the prior year’s second quarter. As a percentage of sales, SG&A in the second quarter increased by approximately 470 basis points compared to the prior period due to increased store operating and shared services expenses offset slightly by a reduction in marketing costs as a percentage of sales.
     Store operating expenses as a percentage of sales in the second quarter increased by approximately 380 basis points compared to the prior period primarily due to increased occupancy and personnel costs attributable mainly to the investment in larger sized Chico’s and WH|BM new and expanded stores, the Company’s continuing increased investment in store payroll to improve service levels, the mix effect of the WH|BM and Soma Intimates stores becoming a larger portion of the Company’s store base (both WH|BM and Soma brands operate with higher store operating costs as a percentage of sales than the store operating costs as a percentage of sales experienced by the Chico’s brand) and from the deleverage associated with the Company’s negative same store sales. To a lesser degree, store operating expenses as a percentage of sales also increased as a result of additional store level promotion and outreach events across all brands.
     Marketing costs as a percentage of sales for the fiscal 2007 second quarter decreased by approximately 10 basis points. The Company intends to increase its marketing spend in the second half of fiscal 2007, compared to the second half of fiscal 2006, in an effort to protect and enhance its market share and to highlight its Fall and Holiday product offerings. Shared services expenses (including headquarters and other non-brand specific expenses) for the fiscal 2007 second quarter increased by 100 basis points mainly due to increased relocation, recruitment, technology and marketing support costs and from the deleverage associated with the Company’s negative same store sales. This increase was offset, in part, by a reduction in incentive compensation and stock-based compensation for the fiscal 2007 second quarter when compared to the prior year’s second quarter.
     Scott A. Edmonds, President and CEO, commented, “We are disappointed with our performance in the second quarter, with earnings per diluted share down 27% compared to the second quarter last year. Gross margins in the second quarter were below plan, particularly in the WH|BM brand, largely due to increased markdowns. We expect that some of this softness in gross margins is likely to continue into the third quarter. SG&A also deleveraged more than planned, mainly due to the quarterly decrease in same store sales at a time when we were making strategic investments. We expect some of this deleverage in SG&A is likely to continue into the third quarter as well.”
     Mr. Edmonds continued, “No one at Chico’s is pleased with our performance so far this year, but we continue to take aggressive steps to improve this performance including making significant investments in design and merchandising talent, new, innovative, and compelling products, larger Chico’s and WH|BM stores, our direct-to-consumer business, marketing initiatives, and SAP and other infrastructure improvements. We continue to strategically assess our capital asset allocation and have implemented a more stringent allocation process and a higher bar for cash flow and return on invested capital. We believe that all of these steps will pay off over the long-term for our shareholders.”
     Mr. Edmonds further stated, “Further, we are focused on improving our comp store sales and profitability. To that end, we are slowing down our store square footage growth rate to 12-15% for 2008 and in the range of 10% for 2009. We have also decided to substantially increase our marketing spend in the second half of fiscal 2007, compared to the second half of fiscal 2006. We believe this initiative will help to protect and enhance our market share and should also serve to highlight our new Fall and Holiday offerings. This enhanced marketing push, together with what we believe is a much more compelling product offering, is designed to generate a favorable and profitable reaction from both our core customers and new customers through a significant increase in the traffic levels and conversion at our stores.”

     Mr. Edmonds continued, “Although we are continuing to take initiatives to improve our performance, we believe the third quarter of 2007 is likely to reflect another decrease in earnings per diluted share compared to the third quarter of last year. As we move through the Fall and into the Holiday season, we remain optimistic that we will see improvements in our same store sales as our customers react to what we believe are exciting new product offerings. If our expectations concerning our customers’ reactions to our Fall product prove to be correct, we would expect the declining net earnings trend to improve throughout the Fall and with net earnings in the fourth quarter that should reflect an increase on a year over year basis.”
     Mr. Edmonds concluded, “We recognize there are a multitude of challenges out there. Nevertheless, we’ve got an incredibly strong and highly productive brand in Chico’s, a growing brand in WH|BM, and a brand with great potential in Soma Intimates. We continue to believe that over time these brands, combined with the initiatives I mentioned, the loyalty of our customers, the strength of our Board, our executive team, our 14,500 dedicated associates and our balance sheet will position us to once again be the premier specialty retailer in the country.”
     Some of the other highlights with respect to the second quarter results include the following:
•	The Chico’s/Soma brand sales, excluding catalog and Internet, increased by 2.6% from $301 million in last year’s second quarter to $309 million in this year’s second quarter, while WH|BM brand sales increased by 25.2% from $88 million to $110 million quarter over quarter. The average transaction size for both the Chico’s and WH|BM front-line stores for the fiscal 2007 second quarter decreased by 5% compared to last year’s second quarter. The average unit retail for the Chico’s front-line stores for the fiscal 2007 second quarter declined by 10% as compared to last year’s second quarter, while the WH|BM average unit retail decreased by 8% quarter over quarter.

•	Net sales by catalog and Internet increased by 42.0% from $12 million in last year’s second quarter to $17 million in this year’s second quarter. The Company believes this increase is attributable to the implementation of the Company’s planned improvements in its website and call center infrastructure and its updated approach to merchandising on the website. The Company intends to continue making such improvements to further promote sales through these channels.

•	On March 6, 2007, the Company announced the planned closure of the Fitigues brand operations (“Fitigues”). Accordingly, for all periods presented, the operating results for Fitigues are shown as discontinued operations in the Company’s consolidated statements of income. During the second quarter, the Company incurred additional immaterial costs from such discontinued operations and the Company does not expect to incur material additional costs in future quarters.

•	The Company estimates the investment in its Soma brand reduced the current quarter’s earnings by approximately $0.02 per diluted share. The Company is now expecting that the investment in the continued growth and development of the Soma brand will reduce fiscal year 2007 earnings by approximately $0.09 to $0.11 per diluted share.

•	During the fiscal 2007 second quarter, the Company opened 17 new stores and closed 2 stores. Also, during this second quarter, the Company expanded or relocated 15 stores. During the third quarter, the Company expects to open between 58 and 62 additional stores and to expand or relocate between 18 and 20 stores. The Company is currently on track to meet its plan to open approximately 130-140 net new stores in fiscal 2007.

•	Overall inventories increased approximately 10.9% since the beginning of the year, versus a sales increase of 12.0%. In comparison, the Company’s inventory per selling square foot as of the end of the second quarter of fiscal 2007 was $58, reflecting a decrease from the Company’s inventory per selling square foot of $68 as of the end of the fiscal 2006 second quarter. Although the inventory per square foot was lower than planned levels at the end of the second quarter of fiscal 2007, the Company expects its inventory level to be back to planned levels by the end of fiscal August.

•	During the fiscal 2007 second quarter, the Company consummated a transaction to sell a parcel of land located in south Fort Myers, Florida with a book value of $38.1 million for a sales price totaling approximately $39.7 million, consisting of approximately $13.4 million in cash proceeds, net of closing costs, and a note receivable with a principal amount of approximately $25.8 million and secured by a purchase money mortgage.
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 965 women’s specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, and Soma Intimates names. The Company has 574 Chico’s front-line stores, 35 Chico’s outlet stores, 274 White House | Black Market front-line stores, 18 White House | Black Market outlet stores, 63 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	August 4,	February 3,
	2007	2007
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$12,069	$37,203
Marketable securities, at market	275,073	238,336
Receivables	8,122	14,246
Inventories	122,965	110,840
Prepaid expenses	20,585	15,774
Land held for sale	—	38,120
Deferred taxes	17,368	17,337

Total Current Assets	456,182	471,856

Property and Equipment:
Land and land improvements	15,107	14,640
Building and building improvements	58,894	56,782
Equipment, furniture and fixtures	307,319	268,122
Leasehold improvements	345,179	301,670

Total Property and Equipment	726,499	641,214
Less accumulated depreciation and amortization	(218,031)	(184,474)

Property and Equipment, Net	508,468	456,740

Other Assets:
Goodwill	96,774	62,596
Other intangible assets	38,930	34,040
Deferred taxes	16,880	11,837
Other assets, net	47,388	21,065

Total Other Assets	199,972	129,538

	$1,164,622	$1,058,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$61,183	$55,696
Accrued liabilities	81,561	87,367
Current portion of deferred liabilities	1,225	1,169

Total Current Liabilities	143,969	144,232

Noncurrent Liabilities:
Deferred liabilities	117,619	109,971

Total Noncurrent Liabilities	117,619	109,971

Stockholders’ Equity:
Common stock	1,757	1,757
Additional paid-in capital	243,192	229,934
Retained earnings	658,082	572,240
Accumulated other comprehensive income	3	—

Total Stockholders’ Equity	903,034	803,931

	$1,164,622	$1,058,134

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Twenty-Six Weeks Ended				Thirteen Weeks Ended
	August 4, 2007		July 29, 2006		August 4, 2007			July 29, 2006
	Amount	% of Sales	Amount	% of Sales	Amount		% of Sales	Amount	% of Sales

Net sales by Chico’s/Soma stores	$641,824	72.2	$597,603	75.3		$308,772	70.8	$301,045	74.6
Net sales by White House | Black Market stores	213,591	24.0	167,383	21.1		110,124	25.3	87,964	21.8
Net sales by catalog & Internet	33,586	3.8	24,231	3.0		17,133	3.9	12,069	3.0
Other net sales	115	0.0	4,860	0.6		—	—	2,336	0.6

Net sales	889,116	100.0	794,077	100.0		436,029	100.0	403,414	100.0
Cost of goods sold	357,623	40.2	309,140	38.9		184,300	42.3	159,583	39.6

Gross profit	531,493	59.8	484,937	61.1		251,729	57.7	243,831	60.4

Selling, general and administrative expenses:
Store operating expenses	305,952	34.4	236,344	29.8		151,259	34.7	124,656	30.9
Marketing	30,385	3.4	30,585	3.8		12,267	2.8	11,721	2.9
Shared services	62,739	7.1	54,521	6.9		30,448	7.0	24,373	6.0

Total selling, general, and administrative expenses	399,076	44.9	321,450	40.5		193,974	44.5	160,750	39.8
Income from operations	132,417	14.9	163,487	20.6		57,755	13.2	83,081	20.6
Interest income, net	4,920	0.6	5,965	0.7		2,674	0.6	2,835	0.7

Income before taxes	137,337	15.5	169,452	21.3		60,429	13.8	85,916	21.3
Income tax provision	49,428	5.6	62,021	7.8		21,664	4.9	31,446	7.8

Income from continuing operations	87,909	9.9	107,431	13.5		38,765	8.9	54,470	13.5
Loss on discontinued operations, net of tax	2,067	0.2	1,124	0.1		82	0.0	627	0.2

Net income	$85,842	9.7	$106,307	13.4		$38,683	8.9	$53,843	13.3

Per share data:
Income from continuing operations per common share — basic	$0.50		$0.60			$0.22		$0.31

Loss on discontinued operations per common share — basic	$(0.01)		$(0.01)		$	(0.00)		$(0.01)

Net income per common and common equivalent share — basic	$0.49		$0.59			$0.22		$0.30

Income from continuing operations per common share — diluted	$0.50		$0.60			$0.22		$0.31
Loss on discontinued operations per common share — diluted	$(0.01)		$(0.01)		$	(0.00)		$(0.01)

Net income per common & common equivalent share — diluted	$0.49		$0.59			$0.22		$0.30

Weighted average common shares outstanding — basic	175,461		179,437			175,500		177,385

Weighted average common & common equivalent shares outstanding — diluted	176,652		180,789			176,718		178,495

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	August 4,	July 29,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$85,842	$106,307

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	5,060	3,593
Depreciation and amortization, other	39,330	28,783
Deferred tax benefit	(5,573)	(11,114)
Stock-based compensation expense, cost of goods sold	2,866	3,144
Stock-based compensation expense, general, administrative and store operating expenses	7,103	7,760
Deficiency (excess) tax benefit of stock-based compensation	145	(2,615)
Deferred rent expense, net	3,050	1,872
(Gain) loss on disposal of property and equipment	(1,337)	266
Decrease (increase) in assets —
Receivables, net	4,352	6,848
Inventories	(11,092)	(12,737)
Prepaid expenses and other	(5,282)	(3,466)
Increase (decrease) in liabilities —
Accounts payable	5,487	5,649
Accrued and other deferred liabilities	(824)	6,480

Total adjustments	43,285	34,463

Net cash provided by operating activities	129,127	140,770

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchases) sales of marketable securities	(36,734)	163,141
Purchase of Fitigues assets	—	(7,527)
Purchase of Minnesota franchise rights and stores	(32,896)	—
Acquisition of other franchise stores	(6,361)	(761)
Proceeds from sale of land	13,426	—
Purchases of property and equipment	(94,720)	(91,128)

Net cash (used in) provided by investing activities	(157,285)	63,725

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,275	4,875
(Deficiency) excess tax benefit of stock-based compensation	(145)	2,615
Repurchase of common stock	(106)	(200,000)

Net cash provided by (used in) financing activities	3,024	(192,510)

Net (decrease) increase in cash and cash equivalents	(25,134)	11,985
CASH AND CASH EQUIVALENTS, Beginning of period	37,203	3,035

CASH AND CASH EQUIVALENTS, End of period	$12,069	$15,020